Exhibit 5.1

September 18, 2025

Aspire Biopharma Holdings, Inc.

23150 Fashion Drive

Estero, Florida 33928

Re: Registration Statement on Form S-1 (File No. 333-[______])

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Aspire Biopharma Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to the registration for resale of up to 147,177,424 shares of the Company’s common stock, par value $0.0001, by certain selling shareholders (the “Resale Shares”) consisting of: (a) up to 73,588,712 shares of Aspire Biopharma Holdings, Inc. (the “Company”) Common Stock, par value $0.0001 per share (“Common Stock”) issuable to certain selling shareholders (the “Selling Shareholders”) upon the conversion of certain convertible promissory notes (the “Notes”) pursuant to a securities purchase agreement (the “Purchase Agreement”); (b) 73,588,712 shares of Common Stock being registered pursuant to the registration rights agreement entered into among the Company and the Selling Shareholders in connection with the Purchase Agreement, requiring the Company to register two times the number of shares of Common Stock into which the Notes are convertible .

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Resale Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Resale Shares, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Delaware and the laws of the State of New York, as currently in effect (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.3 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

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